NEWS RELEASE

Industrial Services of America, Inc. Reports Fourth Quarter and Year-end Results

--         2007 revenues rose 24% to $77.0 million

--         2007 net income increased 17% to $2,563,833 ($0.71 per diluted share)

--         Fourth quarter earnings were $0.16 per diluted share, marking the 19th consecutive profitable quarter

LOUISVILLE, Ky. (March 31, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported audited financial results for the fourth quarter and year ending December 31, 2007.

For the fiscal year:

--         Total revenues increased 24% to $77.0 million, compared with $62.1 million in 2006.

--         Income before income taxes in 2007 rose to $4,021,833 compared with $3,514,508 in 2006.

--         Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2007 were $6,266,545, compared with EBITDA of $5,473,135 for 2006. (See attached reconciliation.)

--         Net income was $2,563,833 (basic and diluted earnings of $0.71 per share), compared with net income of $2,188,579 (basic and diluted earnings of $0.61 per share) in 2006. Financial results for 2007 include a 4.7 cent per share cost to resolve a legal matter in the fourth quarter and 3.6 cents per share in the third quarter as part of a management employment contract.

"Strong global demand and pricing for commodities, combined with our company's efforts to maximize the efficiency of our operations, resulted in higher sales and margins over 2006," said Chairman and CEO Harry Kletter.  "This is reflected in our ISA Recycling segment revenues, which continued to flourish with a 28% increase in 2007."

Shipments of ferrous materials in 2007 were 81,947 gross tons, compared with 76,331 gross tons in fiscal 2006. Non-ferrous shipments totaled 28.8 million pounds, compared with 22.3 million pounds in 2006.

Another item affecting net income was a change in an estimate for the cost of goods sold within the Management Services division. The company recorded reductions of $858,249 in 2007 and $1,272,241 in 2006.

The Company's 2007 Form 10-K filing is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

For the fourth quarter of 2007:

--         Total revenues were $21.6 million, compared with $14.6 million in the year-earlier quarter.

--         Income before income taxes was $755,872 compared to $1,319,689 for the fourth quarter of 2006.

--         Net income was $566,295 (basic and diluted earnings of $0.16 per share) compared with net income of $729,728 (basic and diluted earnings of $0.20 per share) for the fourth quarter of 2006. Earnings per share for the fourth quarter of 2007 included costs of 4.7 cents per share for a legal settlement, as mentioned above.

--         EBITDA for the fourth quarter of 2007 was $1,377,747 compared with EBITDA of $1,838,888 for the fourth quarter of 2006. (See reconciliation below.)

Revenues were 48% higher in the 2007 fourth quarter, reflecting stronger volumes and prices for recyclable commodities, plus higher revenues from the Equipment, Service and Leasing segment.

Items affecting income in the 2007 fourth quarter include higher Selling, General and Administrative expenses related to the acquisition and integration of trucking assets, and a lower overall tax rate based on the recognition of prior years' recycling tax credits.

2008 outlook:

The industry outlook for the first quarter remains positive as commodity markets continue to exhibit strength, said Mr. Kletter.

As previously disclosed, the Company said it expects first quarter earnings per share to be in the range of 28 to 30 cents per share.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(audited)

	THREE MONTHS ENDED		YEAR ENDED
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Revenue from services	$ 5,430,138	$ 3,578,595	$17,234,194	$15,387,241
Revenue from product sales	16,163,748	10,985,564	59,721,347	46,694,807
Total revenue	21,593,886	14,564,159	76,955,541	62,082,048

Cost of goods sold for services	4,464,164	2,947,508	15,233,788	13,984,314
Cost of goods sold for product sales	13,729,567	9,705,173	50,639,372	40,284,368
Reduction of cost of goods sold for
services from prior year	(378,189)	(822,241)	(858,249)	(1,272,241)
Total cost of goods sold	17,815,542	11,830,440	65,014,911	52,996,441

Selling, general and administrative expenses	2,962,591	1,465,456	7,766,915	5,609,959

Income before other income (expense)	815,753	1,268,263	4,173,715	3,475,648

Other income (expense)
Interest expense	(85,741)	(76,267)	(290,689)	(212,722)
Interest income	27,760	92,793	119,762	195,662
Gain/(loss) on sale of assets	(2,090)	13,619	(3,696)	22,990
Other income, net	190	21,281	22,741	32,930
	(59,881)	51,426	(151,882)	38,860

Income before income taxes	755,872	1,319,689	4,021,833	3,514,508

Provision for income taxes	189,577	589,961	1,458,000	1,325,929

Net income	$ 566,295	$ 729,728	$ 2,563,833	$ 2,188,579

Basic earnings per share	$ 0.16	$ 0.20	$ 0.71	$ 0.61
Diluted earnings per share	$ 0.16	$ 0.20	$ 0.71	$ 0.61

Weighted average shares outstanding:
Basic	3,640,899	3,640,899	3,638,215	3,602,872

Diluted	3,640,899	3,640,899	3,638,215	3,613,090

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Dec. 31,		Year ending Dec. 31,
	2007	2006	2007	2006
Net Income	566,295	729,728	2,563,833	2,188,579
Interest expense	85,741	76,267	290,689	212,722
Income taxes	189,577	589,961	1,458,000	1,325,929
Depreciation	536,134	442,932	1,954,023	1,745,905
Amortization	-	-	-	-
EBITDA (1)	1,377,747	1,838,888	6,266,545	5,473,135

(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company  uses EBITDA as a key performance measure of results of operations for    purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information:

Industrial Services of America, Inc., Louisville

Harry Kletter or Alan Schroering, 502-366-3452

hklet@isa-inc.com or aschroering@isa-inc.com

http://www.isa-inc.com/